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Pricing Supplement Dated June 27, 2001                           Rule 424(b)(3)
(To Prospectus dated March 2, 2001 and                        File No. 333-55904
Prospectus Supplement dated May 25, 2001)                       CUSIP: 25746KAA9

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                                                  DOMINION RESOURCES, INC.
                                       Medium-Term Notes, Series A - Floating Rate
========================================================================================================================
Principal Amount:                 $100,000,000                               Initial Interest Rate:     4.39 %

Agent's Discount or Commission:   $    250,000                               Original Issue Date:       July 2, 2001

Net Proceeds to Issuer:           $ 99,750,000                               Stated Maturity Date:      July 2, 2003
========================================================================================================================
Calculation Agent:   The Chase Manhattan Bank

Interest Calculation:
  [X]  Regular Floating Rate Note            [_]  Floating Rate/Fixed Rate Note         [_]  Other Floating Rate Note
  [_]  Inverse Floating Rate Note                 (Fixed Rate Commencement Date):            (see attached)
       (Fixed Interest Rate):                     (Fixed Interest Rate):

Interest Rate Basis:
  [_]  CD Rate                               [_]  Prime Rate                            [_]  Treasury Rate
  [_]  CMT Rate                              [_]  Federal Funds Rate                    [_]  Other (see attached)
  [_]  Commercial Paper Rate                 [X]  LIBOR

If LIBOR,    LIBOR Page:          [_]  LIBOR Reuters, Reuters Page:         [X]  LIBOR Telerate, Telerate Page: 3750
             Index Currency:      U.S. Dollars
             Time for rate quotes if not 11:00 a.m., London time:  N/A
If CMT Rate, CMT Telerate Page:   [_]  Telerate Page 7051                   [_]  One-Week Average
                                  [_]  Telerate Page 7052                   [_]  One-Month Average

Initial Interest Reset Date:    October 2, 2001                             Spread (+/-):             Plus 60 basis points
Interest Reset Dates:           Each January 2, April 2, July 2
                                and October 2, beginning October
                                2, 2001                                     Spread Multiplier:        N/A
Interest Payment Dates:         Each January 2, April 2, July 2
                                and October 2, beginning October            Minimum Interest Rate:    N/A
                                2, 2001
Index Maturity:                 3 months

Day Count Convention:
  [X]  Actual/360 for the period from and including the Original Issue Date to but excluding the Stated Maturity Date
  [_]  Actual/Actual for the period from ________________ to ____________________
  [_]  30/360 for the period from ________________ to _____________________

Redemption:
  [_]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [X]  The Notes may be redeemed prior to Stated Maturity Date.
          Redemption Date(s): January 2, 2002 and each Interest Payment Date thereafter
          Initial Redemption Percentage: 100%
          Annual Redemption Percentage Reduction: N/A (% until Redemption Percentage is 100% of the Principal Amount)

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [_]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):           _________________________
          Repayment Price:                      ________ %

Denomination:     [X]  $1,000           [_]  $  25      [_]  Other _____

Currency:         Specified Currency:     U.S. dollars  (If other than U.S. dollars, see attached)
                  Minimum Denominations: ____________________ (Applicable only if Specified Currency is other than U.S. dollars)

Form:             [X]  Book Entry       [_]  Certificated

Agent:      [X]  Merrill Lynch & Co.             [_]  Banc of America Securities LLC        [_]  Credit Suisse First Boston
            [_]  JP Morgan                       [_]  Lehman Brothers                       [_]  Morgan Stanley Dean Witter

Agent acting in the capacity indicated: [X]  Agent      [_]  Principal

If as Agent:         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.
If as Principal:     The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
                     The Notes are being offered at a fixed initial public offering price of _________  % of principal amount.

Other Provisions:  The Notes may only be redeemed on the specified Redemption Dates.
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